SULLIVAN & CROMWELL

    NEW YORK TELEPHONE:(212) 558-4000
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                                 125 BROAD STREET, NEW YORK 10004-2498
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                            NINE QUEEN'S ROAD, CENTRAL, HONG KONG


                                                            August 28, 1997




Goldman, Sachs & Co.,
   85 Broad Street,
      New York, New York  10004.

Ladies and Gentlemen:

         As special tax counsel to GS Financial Products U.S., L.P. in connection with the offering of its 3% Citicorp Exchangeable Notes Due August 28, 2002, pursuant to the Pricing Supplement dated August 21, 1997 (the "Pricing Supplement") to the Prospectus dated December 28, 1995 and Prospectus Supplement dated January 3, 1996, we hereby confirm to you that in our opinion the statements set forth under the heading "United States Federal Income Tax Considerations" in the Pricing Supplement are a fair and accurate summary of the matters therein discussed.


                                                        Very truly yours,

                                                        Sullivan & Cromwell